Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics Reports Fourth Quarter and Full Year 2012 Financial Results

- Conference call scheduled today at 4:30 p.m. Eastern time -

SEATTLE, February 28, 2013 – Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today reported financial results for the fourth quarter and full year ended December 31, 2012.

“During the fourth quarter 2012, we began making PIXUVRI available to healthcare providers in the European Union and initiated commercial operations on a country-by-country basis,” said James Bianco, M.D., President and CEO of CTI. “PIXUVRI is now available in eight countries in the E.U., and we are engaged in activities to increase awareness in the physician community of PIXUVRI’s benefits for patients with multiply relapsed or refractory aggressive non-Hodgkin lymphoma. Separately, we have recently begun enrollment in the Phase 3 PERSIST-1 clinical trial of pacritinib for the treatment of patients with myelofibrosis. We believe that pacritinib, an oral, once-daily JAK2/FLT3 inhibitor, may offer patients an effective therapy with a safety profile that could allow for longer-term management of their disease. For 2013, we are focused on increasing use and adoption of PIXUVRI, while obtaining favorable reimbursement in major markets in the E.U.; building value through development of our late-stage product pipeline, with emphasis on pacritinib; and securing non-equity based operating capital through strategic partnerships, while managing our expenses.”

2012 and Recent Key Highlights

European Union (E.U.) Commercial

•

Obtained conditional marketing authorization for PIXUVRI® (pixantrone) from the European Commission (EC) in May 2012 as the first medicinal product for the treatment of adult patients with multiply relapsed or refractory aggressive non-Hodgkin B-cell lymphomas (NHL). This approval was based on the results from our pivotal Phase 3 clinical trial known as EXTEND or PIX301. The benefit of PIXUVRI treatment has not been established in patients when used as fifth line or greater chemotherapy in patients who are refractory to last therapy.

•

Began to establish a cost-effective European commercial operation and initiated PIXUVRI commercial availability in eight countries: Austria, Denmark, Finland, France, Netherlands, Norway, Sweden and the United Kingdom. During the fourth

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quarter 2012, CTI was building and training a commercial network of skilled and experienced sales people in order to be ready for PIXUVRI commercial launch in January 2013.

•	Announced the publication of PIXUVRI pivotal Phase 3 study results in Lancet Oncology.

Research and Development

•

Acquired pacrinitib from S*BIO Pte Ltd. in May 2012. Pacritinib is an oral, once-daily JAK2/FLT3 inhibitor that demonstrated meaningful clinical benefits and good tolerability in myelofibrosis patients in Phase 2 clinical trials, without treatment-emergent drug-related thrombocytopenia or anemia.

•

In January 2013, initiated patient enrollment in PERSIST-1, which is the first of two planned investigational Phase 3 studies of pacritinib in patients with myelofibrosis. PERSIST-1 is a randomized trial that is expected to enroll 270 patients in Europe, Australia and the U.S. and is designed to evaluate the safety and efficacy of pacritinib compared to best available therapy, excluding JAK inhibitors, in patients with myelofibrosis. A second Phase 3 trial is planned to initiate in the second half of 2013.

•	Initiated Phase 2 investigator-sponsored trials of tosedostat in combination with standard agents in the treatment of patients with acute myeloid leukemia and myelodysplastic syndrome.

•	Received U.S. orphan drug status for Opaxio™ for malignant brain cancer.

Corporate

•	Strengthened the Company’s balance sheet through an underwritten public offering, resulting in gross proceeds of $60 million.

•	Added to the senior executive team:

•

Steven E. Benner, M.D., M.H.S. joined as EVP and Chief Medical Officer, former CMO of OncoMed and Protein Design Labs and previously held senior executive roles at Bristol-Myers Squibb in global development and life cycle management.

•

Matthew J. Plunkett, Ph.D., joined as Executive Vice President, Corporate Development, former Managing Director and Head of West Coast Biotechnology for Oppenheimer & Co. and its U.S. predecessor, CIBC World Markets.

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Fourth Quarter and Full Year 2012 Financial Results

Total net operating expenses for 2012 were $101.5 million, which includes $29.1 million for acquired in-process research and development expense related to the acquisition of pacritinib from S*BIO Pte Ltd. in 2012. As of December 31, 2012, CTI’s cash and cash equivalents totaled $50.4 million.

For the year ended December 31, 2012, CTI reported a net loss of $115.3 million, or ($1.98) per share, compared to a net loss of $121.1 million, or ($3.53) per share, for the year ended December 31, 2011. The decrease in net loss for the year ended December 31, 2012 was primarily due to a decrease in non-cash deemed dividends on preferred stock issuances. Net loss for the fourth quarter ended December 31, 2012 was $19.0 million or ($0.20) per share, compared to a net loss of $17.9 million, or ($0.47) per share, for the same period in 2011.

Financial Guidance for 2013

For 2013, loss from operations is expected to be approximately $60 to $65 million, excluding non-cash stock-based compensation expense. The projected decrease in 2013 loss from operations, compared to 2012, primarily relates to expected changes in:

•	Contribution margin from PIXUVRI commercial operations, as we intend to operate the commercial business with a net positive contribution;

•

SG&A expenses, including sales and marketing expenses to drive sales of PIXUVRI, as well as medical affairs expenses in support of educational programs for the hematologist/oncologist community in the E.U.; and

•	R&D expenses, including management of costs for ongoing and planned clinical trials involving pacritinib, including post-approval study of PIXUVRI required by the European Commission.

Actual financial results for 2013 will vary based upon many factors, including the growth of PIXUVRI sales and determination of reimbursement rates for PIXUVRI, and the rate of patient enrollment in pacritinib clinical trials that are ongoing and planned for initiation in 2013.

Target Milestones for 2013

•	Drive use and adoption of PIXUVRI in relapsed or refractory aggressive B-cell NHL in the E.U. with a positive contribution margin.

•	Secure reimbursement for PIXUVRI in Germany, United Kingdom, France and Italy in the second half of 2013.

•	Initiate second Phase 3 trial (PERSIST-2) of pacritinib for the treatment of patients with myelofibrosis who have platelet counts of less than 100,000/µL in second half of 2013.

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•	Complete patient accrual in PERSIST-1 Phase 3 trial of pacritinib for the treatment of patients with myelofibrosis in 2013 or early 2014.

•	Secure non-equity based capital through an ex-U.S. partnership for pacritinib.

•	Report results from investigator-sponsored trials for tosedostat and Opaxio at scientific meetings.

Conference Call Information

CTI management will host a conference call to review its fourth quarter and full year 2012 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. PST / 4:30 p.m. EST/ 10:30 p.m. CET. Participants can access the call at 1-877-941-6009 (domestic) or +1 480- 629-9819 (international). To access the live audio webcast or the subsequent archived recording, visit CTI’s website, www.celltherapeutics.com. Webcast and telephone replays of the conference call will be available at approximately two hours after completion of the call. Callers can access the replay by dialing 1-800-406-7325 (domestic) or +1 303-590-3030 (international). The access code for the replay is 4603217#. The webcast will be recorded and available for replay on CTI’s website until April 30, 2013.

About Cell Therapeutics, Inc.

Cell Therapeutics (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit the company’s website at www.CellTherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. The risks and uncertainties that could affect the development of PIXUVRI, pacritinib, tosedostat or Opaxio include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with PIXUVRI, pacritinib, tosedostat or Opaxio in particular including, without limitation, the potential failure of PIXUVRI to prove safe and effective for the treatment of relapsed or refractory non-Hodgkin lymphoma (NHL) and/or other tumors as determined by the U.S. Food and Drug Administration; that CTI’s plan to make PIXUVRI commercially available in additional countries in Europemay not occur as planned and that CTI’s sales of PIXUVRI may not occur as planned; that CTI may not secure reimbursement for PIXUVRI in Germany, United Kingdom, France and Italy in the second half of 2013; that CTI may not be able to complete the PIX306 clinical trial of PIXUVRI-rituximab compared to gemcitabine-rituximab in patients who have relapsed after 1 to 3 prior regimens for aggressive B-cell NHL and who are not eligible for autologous stem cell transplant by June 2015 or at all as required by the European Medicines Agency; that CTI may not have the results of the PIX306 clinical trial available by June 2015 or at all; that CTI may not be able complete a post-marketing study

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aimed at confirming the clinical benefit observed in the PIX301 trial; that the conditional marketing authorization for PIXUVRI may not be renewed; that CTI may not complete patient accrual in the PERSIST-1 Phase 3 trial of pacritinib for the treatment of patients with myelofibrosis in 2013 or early 2014; the potential that the second Phase 3 study of pacritinib might not begin in the second half of 2013; that pacritinib may not prove safe and effective for primary MF and MF secondary to other myeloproliferative neoplasms; that CTI may not secure non-equity based capital through an ex-U.S. partnership for pacritinib in 2013 or at all; the potential that phase 3 studies of tosedostat may not occur as planned; the potential failure of tosedostat to prove safe and effective for the treatment of elderly patients with newly-diagnosed acute myeloid leukemia or high-risk myelodysplastic syndrome (including when administered in combination with cytarabine or decitabine) as determined by the FDA and/or the EMA; the potential failure of combination studies of tosedostat with hypomethylating agents in treating AML and/or MDS; that the studies of tosedostat may not achieve their primary and/or secondary objectives; that tosedostat may not be approved by the FDA and/or the EMA; that CTI cannot guarantee or predict whether or not orphan-drug designation of Opaxio for glioblastoma multiforme will provide a substantial benefit to CTI; that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; that CTI’s average net operating burn rate may increase; CTI’s ability to continue to raise capital as needed to fund its operations in general; and risks related to competitive factors, technological developments, costs of developing, producing, and selling PIXUVRI, including, without limitation, the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Source: Cell Therapeutics, Inc.

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Contacts:

Monique Greer

+1 206.272.4343

mgreer@ctiseattle.com

Ed Bell

+1 206.282.7100

invest@ctiseattle.com

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Seattle, WA 98121	F 206.284.6206

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Operating expenses, net:
Research and development	$9,121	$7,918	$33,201	$34,900
Selling, general and administrative	9,220	12,993	38,244	38,290
Aquired in-process research and development	—	—	29,108	—
Settlement expense (income)	509	(11,000)	944	(11,000)

Total operating expenses, net	18,850	9,911	101,497	62,190

Loss from operations	(18,850)	(9,911)	(101,497)	(62,190)
Other income (expense):
Investment and other income (expense), net	(299)	1,612	(478)	1,545
Interest expense	(5)	(136)	(56)	(870)
Amortization of debt discount and issuance costs	—	(110)	—	(546)
Foreign exchange gain (loss)	440	(502)	344	(558)

Net loss before noncontrolling interest	(18,714)	(9,047)	(101,687)	(62,619)
Noncontrolling interest	113	80	313	259

Net loss attributable to CTI	(18,601)	(8,967)	(101,374)	(62,360)
Dividends and deemed dividends on preferred stock	(429)	(8,901)	(13,901)	(58,718)

Net loss attributable to CTI common shareholders	$(19,030)	$(17,868)	$(115,275)	$(121,078)

Basic and diluted net loss per common share	$(0.20)	$(0.47)	$(1.98)	$(3.53)

Shares used in calculation of basic and diluted net loss per common share	95,896	37,703	58,125	34,294

Balance Sheet Data (unaudited):	(amounts in thousands)
	December 31,
	2012	2011
Cash and cash equivalents	$50,436	$47,052
Working capital	37,644	33,291
Total assets	73,713	62,239
Total shareholders’ equity	32,944	28,009